Exhibit 99.1

            MINUTES OF ANNUAL MEETING OF THE BOARD OF
             DIRECTORS OF PCS EDVENTURES!.COM, INC.,
                      ON SEPTEMBER 21, 2006


     The annual meeting of the Board of Directors of the Corporation took place on September 21, 2006, at the offices of the Corporation. Chairman Maher called the meeting to order at 10:30 a.m. All members of the Board were present.

     The Chairman first asked Joe Egusquiza, International Sales Manager for the Corporation, to give the Board an overview of the status of the sales efforts in Saudi Arabia and Egypt. The Corporation remains optimistic that a definitive agreement with the Ministry of Education in Saudi Arabia will be forthcoming for the sale and supply of the Corporation's lab products and training services. The Chairman will continue to keep the Board advised of developments and progress.

     The Board had discussed previously nominating and electing Mr. Tony Dennis of Boise, Idaho, to become a member of the Board after the Corporation's annual meeting at the end of September. The Chairman and members of the Board have met with Mr. Dennis to discuss the opportunity and his interest in serving on the Board. Upon motion duly made, seconded and unanimously adopted, it was

          RESOLVED, that the Board of Directors elects Tony Dennis as a new member of the Board to fill the available position to become the fifth member of the Board, his term to begin October 2, 2006, and to serve as a member of the Board until the entire Board stands for election at the Annual Meeting of the Shareholders in 2007. The existing Board looks forward to Dr. Dennis' participation and the experience and knowledge of the educational industry that he will bring to the Corporation.

     The Audit Committee, which is comprised of Michael McMurray and Cecil Andrus, presented an oral report to the Board concerning the Corporation's auditors, HJ & Associates, LLC. Mr. McMurray reported that he had met with Chuck Roe, who is transitioning off as lead auditor for the Corporation, along with Frank Hunt, who will become our lead auditor at HJ & Associates. The discussion with HJ & Associates centered on more timely response by the auditors to the Corporation's needs and reporting and filing requirements, and ways to increase communication and the frequency of discussions with the auditors on a quarterly basis. HJ & Associates has been placed on notice of some frustration with the timeliness of their work and the consequences it creates for the Corporation in timely reporting and filing requirements. HJ & Associates is aware of the Corporation's concerns and the Corporation and HJ will continue to address the Corporation's concerns in the coming months. The Audit Committee will continue to monitor the matter. The Audit Committee does not recommend a change in auditors at this time, but that option is and will remain available to the Corporation should performance not improve satisfactorily. It was, therefore,

          RESOLVED, that the Board of Directors recommend to the Shareholders that HJ & Associates continue as the auditors for the Corporation and recommends their approval by the Shareholders at the annual
          Shareholders' meeting.

     The Board reviewed and discussed a first amendment to the purchase agreement between the Corporation and Barron Partners, LP. Upon duly made, seconded and unanimously adopted, it was

          RESOLVED, that Chairman Maher is authorized to execute the First Amendment to the Note Purchase Agreement with Barron Partners, LP, upon approval by the Shareholders at the annual meeting of the amendment to the Articles of Incorporation of the Company as provided in the First Amendment to the Note Purchase Agreement.

     There being no further business, the meeting was adjourned at 11:30 a.m.

     DATED the 29th of September, 2006

                                   /s/Donald J. Farley
                                   --------------------------
                                   Donald J. Farley
                                   Secretary

Approval:

/s/Anthony A. Maher
-----------------------
Anthony A. Maher
Chairman and President